P. O. BOX 717    PITTSBURGH, PA    15230-0717    (412) 787-6700

-- NEWS RELEASE --

CALGON CARBON ANNOUNCES CHANGE IN BOARD OF DIRECTORS

PITTSBURGH, PA -- February 27, 2008 - Calgon Carbon Corporation (NYSE: CCC) announced today that John P. Surma will not stand for re-election to the company’s board of directors at its Annual Meeting of Stockholders in May. Mr. Surma, chairman and chief executive officer of United States Steel Corporation, has been a member of Calgon Carbon’s board since 2000.

Commenting on the announcement, John S. Stanik, Calgon Carbon’s chairman and chief executive officer, said, “We are disappointed to lose the benefit of John’s expertise and long-standing association with our company. John’s ties with Calgon Carbon date back to 1985 when, while on the staff of Price Waterhouse, he served as an adviser during the company’s formation. His in-depth knowledge of our business and his experience as the CEO of a major international manufacturing company have been invaluable. We are grateful for his many contributions to Calgon Carbon and wish him continued success in his leadership of U.S. Steel.”

Mr. Surma commented, “I have very much enjoyed my long association with Calgon Carbon, including eight rewarding years of service with a distinguished group of directors. While my expanded business responsibilities have made this decision necessary at this time, I conclude my board service with complete confidence in the leadership and direction of the company. I express my best wishes for continued success."

Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making water and air safer and cleaner.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This document contains certain statements that are forward-looking relative to the company's future strategy and performance. They involve known and unknown risks and uncertainties that may cause the company's actual results in future periods to be materially different from any future performance.

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For more information, contact Gail Gerono at 412 787-6795.